UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September 30, 2016

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9356 (Commission File Number)	23-2432497 (I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600
Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2016, Buckeye Partners, L.P. (the “Partnership”), certain subsidiaries of the Partnership (collectively with the Partnership, the “Borrowers”), the several banks and other financial institutions party thereto and SunTrust Bank, in its capacity as administrative agent (the “Administrative Agent”), entered into the Second Amendment to Revolving Credit Agreement (the “Credit Agreement Amendment”) to that certain Revolving Credit Agreement by and among the Borrowers, the banks and financial institutions party thereto and the Administrative Agent, dated as of September 30, 2014 (as amended by that certain First Amendment to Revolving Credit Agreement, dated as of December 16, 2015, and as further amended, supplemented or modified from time to time, the “Credit Agreement”).

The Credit Agreement Amendment amended the Credit Agreement to, among other matters:

•                  add customary language to reflect European Union “bail-in” directive compliance language;

•                 permit the issuance of debt under the Term Loan Agreement (as defined below) and make certain other conforming changes and updates to match the provisions in the Term Loan Agreement; and

•                  extend the revolving commitment termination date with respect to the commitments of the consenting lenders from September 30, 2020 to September 30, 2021.

The above disclosure contained in this Item 1.01 does not purport to be a complete description of the Credit Agreement Amendment and is qualified in its entirety by reference to the Credit Agreement Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On September 30, 2016, the Partnership as the borrower entered into a Term Loan Agreement (the “Term Loan Agreement”) with the several banks and other financial institutions party thereto as lenders (the “Lenders”) and SunTrust Bank, in its capacity as administrative agent (the “Term Loan Administrative Agent”).

The Term Loan Agreement provides for a senior unsecured credit facility in an aggregate principal amount of up to $250 million, subject to various terms and conditions contained in the Term Loan Agreement. The credit facility consists of a delayed draw term loan facility that may be drawn in whole or in part at any time and from time to time during the first three months from the Closing Date.

Interest accrues on the term loans at a LIBOR rate or a base rate plus an applicable margin based on the election of the Partnership for each interest period. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to the senior, unsecured long-term debt securities of the Partnership.

The applicable margin for LIBOR rate loans ranges from 1.0% to 1.60% and the applicable margin for base rate loans ranges from 0% to 0.60%. Immediately after entering into the Term Loan Agreement, the Partnership borrowed the full $250,000,000 under the Term Loan Agreement. Proceeds of the term loan facility were used to pay transaction fees and expenses related to the new Term Loan Agreement and will be used for general corporate purposes, including working capital, capital expenditures and permitted acquisitions.

The Term Loan Agreement has a scheduled maturity of September 30, 2019, with an option for the Partnership to extend the term for two successive one-year periods, which extended terms will apply to any Lender who consents to such extension and any Lender replacing a non-consenting Lender.

The Term Loan Agreement contains customary representations, warranties, covenants and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements, in each case, consistent with the provisions of the Credit Agreement. The Term Loan Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the consolidated funded debt of the Partnership and its restricted subsidiaries to the Consolidated EBITDA (as defined in the Term Loan Agreement) of the Partnership and its restricted subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00.  This requirement is subject to a provision for increases to 5.50 to 1.00 in connection with certain future acquisitions. During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the Term Loan Agreement due and payable.

The above disclosure contained in this Item 1.01 does not purport to be a complete description of the Term Loan Agreement and is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1

Second Amendment to Revolving Credit Agreement dated as of September 30, 2016, by and among Buckeye Partners, L.P., Buckeye Energy Services LLC, Buckeye Caribbean Terminals LLC and Buckeye West Indies Holdings LP, as borrowers, the lenders party thereto and SunTrust Bank, as administrative agent.

10.2	Term Loan Agreement dated as of September 30, 2016, by and among Buckeye Partners, L.P., as borrower, the lenders party thereto and SunTrust Bank, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

By:	TODD J. RUSSO
Todd J. Russo
Senior Vice President, General Counsel and Secretary

Dated: October 3, 2016

Exhibit Index

Exhibit Number	Description
10.1

Second Amendment to Revolving Credit Agreement dated as of September 30, 2016, by and among Buckeye Partners, L.P., Buckeye Energy Services LLC, Buckeye Caribbean Terminals LLC and Buckeye West Indies Holdings LP, as borrowers, the lenders party thereto and SunTrust Bank, as administrative agent.

10.2	Term Loan Agreement dated as of September 30, 2016, by and among Buckeye Partners, L.P., as borrower, the lenders party thereto and SunTrust Bank, as administrative agent.